Exhibit (d)(5)

Metromedia International Group, Inc.
800 Tower Point Drive
Charlotte, NC 28227

June 27, 2007

Sun Capital Partners Ltd.
54 Baker Street
London W1U 1FB
Attn: Alan McIntosh

Compound Capital Limited
12 Wesley Street
6th Floor
Hamilton HM 11
Bermuda
Attn: Alan McIntosh

PRIVATE AND CONFIDENTIAL

Ladies and Gentlemen:

          Reference is made to the letter agreement, dated May 10, 2007 (the “Confidentiality Agreement”), between Metromedia International Group, Inc. (the “Company”) and Sun Capital Partners Ltd. (“Recipient”). Capitalized terms used herein without definition shall have the respective meaning ascribed to them in the Confidentiality Agreement.

          The Company hereby consents that Recipient may disclose the Information to Compound Capital Limited (“CCL”), a Bermuda limited liability company and a wholly owned subsidiary of Recipient. CCL hereby acknowledges that it has been informed by Recipient of the confidential nature of the Information and the obligations under the Confidentiality Agreement and agrees to comply with and be bound by the terms and conditions of the Confidentiality Agreement.

[Signature page follows]

Very truly yours,
METROMEDIAL INTERNATIONAL GROUP, INC.

By:	/s/ Mark S. Hauf

Name: Mark S. Hauf
Title: Chairman and CEO

Accepted and agreed to
this 27 day of June, 2007

SUN CAPITAL PARTNERS LTD.

By:	/s/ Edward Spencer-Churchill

Name: Edward Spencer-Churchill
Title: Director

COMPOUND CAPITAL LIMITED

By:	/s/ Alan McIntosh

Name: Alan McIntosh
Title: Director